News From

Buena, NJ 08310

Release Date: August 19, 2020

Contact:	Damian Finio Teligent, Inc. (856) 336-9117 www.teligent.com

TELIGENT, INC. ANNOUNCES SECOND QUARTER 2020 RESULTS

BUENA, NJ - (GlobeNewswire) - Teligent, Inc. (NASDAQ: TLGT), a New Jersey-based specialty generic pharmaceutical company, today announced its financial results for the second quarter ended June 30, 2020.

Financial Highlights

Second Quarter 2020 vs. First Quarter 2020

•Revenues of $13.6 million, an increase of $6.1 million or 82%, stronger demand for both US topical products and injectable products sold in Canada

•Gross profit of $2.5 million, an increase of $3.7 million or 315% driven by the increase in revenues

•Product development and research expenses of $1.9 million, an increase of $0.1 million or 4%

•Selling, general and administrative expenses of $5.0 million, a decrease of $1.7 million or 26% driven by the Company’s ongoing efforts to reduce discretionary spending and less litigation and debt related professional fees.

•Adjusted EBITDA loss of $2.3 million, an improvement of $5.2 million

Second Quarter 2020 vs. Second Quarter 2019

•Revenues of $13.6 million, a decrease of $4.8 million or 26%, driven by lost contract volume and price erosion

•Gross profit of $2.5 million, a decrease of $6.0 million or 71%, driven by increased inventory reserves, lost contract volume and price erosion

•Product development and research expenses of $1.9 million, a decrease of $0.8 million or 30% driven by the intentional deferral of development projects needed to preserve cash

•Selling, general and administrative expenses of $5.0 million, a decrease of $0.2 million or 4% driven by the Company’s ongoing efforts to reduce discretionary spending

•Adjusted EBITDA loss of $2.3 million, a decrease of $4.9 million

“In light of the evolving COVID-19 challenges that transpired in the second quarter, we are pleased with our second quarter financial results and continue to see positive signs that patients are returning to the dermatologist in the United States,” said President and CEO, Timothy Sawyer.

Warning Letter Update

On August 13, 2020, the Company received an additional comment letter from the FDA relating to the Company’s response to the Warning Letter issued in November 2019. The comment letter indicated that the FDA reviewed the Company’s responses and deemed them to be inadequate as the Company failed to address and/or provide supporting documentation to several of the concerns raised in the Warning Letter.

President & CEO Timothy Sawyer stated “This news is both disappointing and unexpected.  However, the letter is not an indication of further imminent action on the FDA’s part, but the opportunity for Teligent to make further improvements and provide additional responses and supporting documentation to the FDA prior to their coming in for an inspection.”

The Company is targeting a written response to the FDA’s most recent correspondence in mid-September 2020.

COVID-19 Response Summary

In alignment with the directives in the state of New Jersey, as a Pharmaceutical manufacturing facility, we are considered "essential". We have and will continue to remain open as long as permitted and conditions remain safe for our employees in order to continue to supply our products to the patients that need them. Teligent has taken several preventative measures to help ensure business continuity, while maintaining safe and stable operations. We have directed all non-production, Quality or R&D employees, to continue working from home in accordance with state and local guidelines. We have implemented social distancing measures on-site at our manufacturing facility to protect employees and our products. Our employees are provided daily personal protective equipment upon their arrival to the site and we have implemented temperature monitoring services at our newly established single point of entrance. We have also implemented a more frequent sanitization process of the facility.

In order to preserve cash and align manufacturing-related resources with downward adjustments made to our production schedule, we initiated a reduction in force at our Buena, NJ manufacturing facility effective June 19, 2020. In connection with the reduction, the Company terminated 53 employees and furloughed another 15 employees. The Company’s employee base after these actions, coupled with the Company-wide effort to reduce recruitment initiated earlier in the year, is down 31% from the start of the year.

The Company provided terminated employees with a severance package and will continue to provide health insurance coverage to its furloughed employees. The associated one-time employee severance costs totaled $0.3 million, which were recorded in cost of revenues and product development and research expenses in the Company’s Condensed Consolidated Statement of Operations and is adjusted in the Non-GAAP measurement tables on the other one-time expense line in the three and six months ended June 30, 2020.

Amendments to the Existing Secured Credit Facilities and issuance of the Series C Senior Convertible Notes

On July 20, 2020, the Company entered into (i) a Consent and Amendment No. 3 to the First Lien Revolving Credit Agreement (the “First Lien Amendment”), and (ii) a Consent and Amendment No. 5 to Second Lien Credit Agreement (the “Second Lien Amendment”). The First Lien Amendment amends the First Lien Credit Agreement to, among other things, (i) permit the issuance of the New 2023 Notes and the other transactions contemplated by the Indenture, (ii) modify the terms of certain mandatory prepayments, (iii) modify certain negative covenants and (iv) modify certain financial covenants. The Second Lien Amendment amends the Second Lien Credit Agreement to, among other things, (i) permit the issuance of the New 2023 Notes and the other transactions contemplated by the Indenture, (ii) modify the terms of certain mandatory prepayments, (iii) modify certain negative covenants, (iv) modify certain financial covenants and (v) extend the time period in which the Company may elect to pay interest in kind.

In connection with the transactions contemplated by the Second Lien Amendment, on July 20, 2020, the Company issued to the lenders party to the Second Lien Credit Agreement certain warrants to purchase shares of the Company’s common stock. The warrants are exercisable for up to, in the aggregate, 134,667 shares of the Company’s common stock at an exercise price of $0.01 per share of common stock. The warrants are immediately exercisable upon issuance and will remain exercisable, in whole or in part, for a period of five years from the original issuance date. The number of shares issuable upon the exercise of the warrants is subject to customary adjustments upon the occurrence of certain events, including (i) payment of a dividend or distribution to holders of shares of the Company’s common stock payable in shares of the Company’s common stock, (ii) a subdivision, capital reorganization or reclassification of the Company’s common stock or (iii) a merger, sale or other change of control transaction.

On July 20, 2020, the Company closed its Series C Senior Convertible Notes offering in the aggregate principal amount of $13.8 million (the “New 2023 Notes”). Interest on the New 2023 Notes initially accrues at the rate of 9.5%, is payable in kind by issuing additional principal amount of New 2023 Notes and will be payable semiannually in arrears on March 1 and September 1 of each year, beginning on September 1, 2020. The New 2023 Notes mature in March 2023. After taking into account an original issue discount and other transaction fees (including fees payable to the purchasers in the form of additional New 2023 Notes), the Company received approximately $10.0 million of net cash proceeds, which will be used to fund general corporate and working capital purposes.

As part of the offering, the Company also issued approximately $32.3 million in aggregate principal amount of New 2023 Notes in exchange for approximately $35.9 million in aggregate principal amount, plus accrued but unpaid interest, of the Company’s outstanding 7.0% Cash / 8.0% PIK Series B 2023 Notes, which gives effect to a 10% discount on the principal amount of Series B 2023 Notes exchanged. In addition, the Company issued approximately $3.7 million in aggregate principal amount of New 2023 Notes in exchange for approximately $8.2 million in aggregate principal amount, plus accrued but unpaid interest, of the Company’s outstanding 4.75% 2023 Notes, which gives effect to a 55% discount on the principal amount of 2023 Notes exchanged.

The New 2023 Notes are convertible at the option of the holder at any time prior to maturity at an initial conversion price of $2.78 per share, subject to adjustment under certain circumstances. In the event that Teligent undergoes a “fundamental change,” holders of New 2023 Notes may require Teligent to purchase for cash all or any portion of the New 2023 Notes at the fundamental change purchase price equal to 100% of the principal amount of notes being repurchased plus accrued but unpaid interest thereon. The New 2023 Notes are not redeemable by the Company, but the Company has the right to force conversion of the New 2023 Notes if the Company’s per-share stock price exceeds the conversion price of the New 2023 Notes by 100% for a period of time after January 1, 2022 (subject to reduction to 75% and 50% beginning July 1, 2022, and January 1, 2023, respectively). The New 2023 Notes are guaranteed by certain of the Company’s subsidiaries and are secured by third lien security interests in substantially all of the assets of the Company and the Company’s U.S. and Canadian subsidiaries. The security interests granted by the Company and such subsidiaries are subordinate to the security interests granted under the Company’s senior secured credit facilities. In connection with the issuance of the New 2023 Notes, the Company entered into amendments to its senior secured credit facilities that, among other matters, provided Teligent with the consent of the lenders to the issuance of the New 2023 Notes.

The New 2023 Notes and any shares of common stock issuable upon conversion of the New 2023 Notes (the “Conversion Shares”) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other jurisdiction’s securities laws, and the New 2023 Notes and the Conversion Shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws. Teligent does not intend to file a registration statement for the resale of the New 2023 Notes or any Conversion Shares.

The Indenture governing the New 2023 Notes contains a limitation on the amount of Conversion Shares issuable to any one holder or group of holders to address Nasdaq’s Change of Control Rule (Nasdaq Marketplace Rule 5635(d)). The Company has agreed to seek stockholder approval to eliminate that ownership limitation, and accordingly, will be scheduling a Special Meeting of Stockholders shortly for that purpose. The conversion limitation presently prohibits the Company from issuing to any holder or group of related holders of the New 2023 Notes, Conversion Shares exceeding the greater of (x) 19.99% of the number of shares of common stock outstanding, and (y) that percentage of the number of shares of common stock outstanding as held by the then largest holder of shares of common stock, all as contemplated by the Indenture.

Other Matters

On July 20, 2020, the Company issued a press release announcing the issuance and sale of the New 2023 Notes. In connection with the sale of the New 2023 Notes, the Company disclosed the following information in certain presentations made by the Company’s management to prospective purchasers of New 2023 Notes. All of the information set forth below is based upon management estimates and certain other assumptions available to and made by the Company’s management at the time such disclosures were made

Cash Flow and Liquidity Matters

The First Lien Amendment and the Second Lien Amendment amend the First Lien Credit Agreement and Second Lien Credit Agreement, respectively, to decrease the required minimum Liquidity (as defined in the Senior Credit Facilities) of the Company and its subsidiaries, on a consolidated basis, to $3.0 million. The Company anticipates being in compliance with the minimum Liquidity covenant at and as of December 31, 2020. The Company anticipates that it will return to being cash flow positive in the first quarter of 2021.

Outlook for Three Months Ending September 30, 2020 and December 31, 2020

For the three months ending September 30, 2020, the Company is forecasting (i) revenue of approximately $13.5 million, (ii) an operating loss of approximately $3.9 million, (iii) negative EBITDA of approximately $2.2 million and (iv) negative Adjusted EBITDA of approximately $1.8 million.

For the three months ending December 31, 2020, the Company is forecasting (i) revenue of approximately $15.5 million, (ii) an operating loss of approximately $3.1 million, (iii) negative EBITDA of approximately $0.7 million and (iv) negative Adjusted EBITDA of approximately $0.4 million.

The information included above in respect of the Company’s forecasts of certain future operating results is subject to a number of uncertainties and risks based on the relevant assumptions and expectations, including those described below in “Cautionary Note Concerning Forward-Looking Statements”. Specifically, there is a high level of uncertainty associated with the COVID-19 pandemic and the effects thereof on the Company’s future performance and results of operations. Any of these risks or uncertainties, including in respect of the COVID-19 pandemic, could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the Company’s forecasts above.

The above forecasts were constructed prior to receipt of the additional comment letter from the FDA dated August 13, 2020 and as such should not be construed as financial guidance and should not be relied upon as such.

About Teligent, Inc.

Teligent is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market. Learn more on our website www.teligent.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as “plan,” “believe,” “continue,” “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to successfully complete future product acquisitions. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Teligent, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. Teligent, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial information required in accordance with U.S. generally accepted accounting principles (GAAP), Teligent is also presenting EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research which are non-GAAP financial measures. Since EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs are non-GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP. In addition, Teligent's definition of Adjusted EBITDA and adjusted net loss may not be comparable to similarly titled non-GAAP financial measures reported by other companies.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net loss, plus:

Depreciation expense

Amortization of intangibles

Interest expense and other expenses, net

Amortization of debt issuance costs, debt discounts and debt extinguishment

Impairment charges

Provision for income taxes

Foreign currency exchange loss

Changes in the fair value of derivatives

Non-cash stock-based compensation expense

Other one-time expense

The Company believes that Adjusted EBITDA is a meaningful indicator, to both management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it adds back non-cash and non-recurring operating expenses which have little to no bearing on the Company's cash flows, may subject to uncontrollable factors and not reflective of the Company's true operational performance.

The Company uses EBITDA, Adjusted EBITDA, and Adjusted EBITDA before product development and research costs in managing and analyzing its business and financial condition. Even though it believes that these financial measurements are useful to investors in evaluating the Company's performance, it also believes these financial measurements are subject to certain shortcomings. EBITDA or Adjusted EBITDA does not take into account the impact of capital expenditures on either the liquidity or the financial performance of the Company or omitting share-based compensation expenses that may vary over time but represent a material portion of the overall compensation expense. Due to the inherent limitations of EBITDA, Adjusted EBITDA, and Adjusted EBITDA before product development and research costs, the Company's management utilizes comparable GAAP financial measures to evaluate the business in conjunction with EBITDA, Adjusted EBITDA and Adjusted EBITDA before product, development and research costs and encourages investors to do likewise.

The Company also presents a non-GAAP financial measures of adjusted net income/(loss) and adjusted net income/(loss) per diluted share, to show the adjusted net income/(loss) when EBITDA adjustments are added back or subtracted out of the traditional GAAP reported net income/(loss). Adjusted diluted earnings per share, as defined by the Company, is equal to adjusted net income/(loss) divided by the actual or anticipated diluted share count for the applicable period.

TELIGENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except shares and per share information)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Revenue, net	$13,586	$18,341	$21,033	$31,463

Costs and Expenses:
Cost of revenues	11,084	9,800	19,694	17,160
Selling, general and administrative expenses	4,989	5,187	11,706	10,700
Impairment charges	—	—	8,373	—
Product development and research expenses	1,880	2,668	3,680	5,657
Total costs and expenses	17,953	17,655	43,453	33,517
Operating income/(loss)	(4,367)	686	(22,420)	(2,054)

Other Expense:
Foreign currency exchange gain/(loss)	2,125	553	528	(291)
Debt partial extinguishment of 2019 Notes	—	—	—	(185)
Interest and other expense, net	(7,520)	(5,155)	(13,396)	(10,102)
Change in the fair value of derivatives	(4,591)	—	(5,849)	—
Loss before income tax expense/(benefit)	(14,353)	(3,916)	(41,137)	(12,632)

Income tax expense/(benefit)	(21)	73	31	81

Net loss	$(14,332)	$(3,989)	$(41,168)	$(12,713)

Basic and diluted loss per share (a)	$(2.56)	$(0.74)	$(7.50)	$(2.36)

Weighted average shares of common stock outstanding:
Basic and diluted shares (a)	5,593,557	5,384,909	5,491,554	5,382,764

(a) On May 28, 2020, the company effectuated a one-for-ten reverse stock split of its outstanding shares of common stock. Fractional shares of Common Stock that would have otherwise resulted from the Reverse Stock Split were rounded up to the nearest whole share. All share and per share data for all periods presented in the accompanying Condensed Consolidated Financial Statements and the related disclosures have been adjusted retroactively to reflect the Reverse Stock Split with the number of authorized shares of common stock and the par value per share remains unchanged. Additionally, in accordance with ASC 260-10-45-13, the Company included the Warrants issued to its Term Loan lenders to purchase 538,995 shares of the Company’s common stock at an exercise price of $0.01 per share, from May 28, 2020 to June 30, 2020, in the number of outstanding shares used to calculate the basic and diluted shares and per share for the three and six months ended June 30, 2020.

TELIGENT, INC. AND SUBSIDIARIES
GROSS TO NET DEDUCTIONS
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Gross product sales	$36,717	$39,322	$59,883	$66,736

Reduction to gross product sales:
Chargebacks and billbacks	17,551	11,826	29,506	22,712
Wholesaler fees for service	1,604	2,182	2,746	3,948
Sales discounts and other allowances	4,537	7,446	7,467	9,713
Total reduction to gross product sales	23,692	21,454	39,719	36,373

Product sales, net	13,025	17,868	20,164	30,363

Contract manufacturing product sales	310	388	507	930

Research and development services and other income	251	85	362	170

Total product sales, net	$13,586	$18,341	$21,033	$31,463

TELIGENT, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Net loss	$(14,332)	$(3,989)	$(41,168)	$(12,713)

Depreciation	987	902	1,972	1,778
Amortization of intangibles	627	758	1,368	1,514
Impairment charges	—	—	8,373	—
Interest expense (1)	5,353	3,596	9,525	7,020
Amortization of debt issuance costs, debt discounts and debt extinguishment	2,167	1,559	3,871	3,267
Provision for income taxes	(21)	73	31	81
EBITDA	(5,219)	2,899	(16,028)	947

Foreign currency exchange (gain)/loss	(2,125)	(553)	(528)	291
EBITDA after foreign currency exchange (gain)/loss	(7,344)	2,346	(16,556)	1,238
Non-cash stock-based compensation expense	167	316	658	684
Change in the fair value of derivatives	4,591	—	5,849	—
Other one-time expense	310	—	310	—
Adjusted EBITDA (2)	(2,276)	2,662	(9,739)	1,922

Product development and research expenses	1,674	2,329	3,267	4,995

Adjusted EBITDA before product development and research expenses	$(602)	$4,991	$(6,472)	$6,917

(1) Includes $8,585 million and $4,228 million of payment-in-kind interest during the six months ended June 30, 2020 and 2019, respectively.

(2) Adjusted EBITDA excludes certain add backs available to the Company in calculating Consolidated Adjusted EBITDA under the terms of the Ares Loan Agreement used for determining covenant compliance.

TELIGENT, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTED NET LOSS
(in thousands, except share and per share information)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Net loss	$(14,332)	$(3,989)	$(41,168)	$(12,713)

Amortization of debt issuance costs, debt discounts and debt extinguishment	2,167	1,559	3,871	3,267
Provision for income taxes	(21)	73	31	81
Amortization of intangibles	627	758	1,368	1,514
Impairment charges	—	—	8,373	—
Foreign currency exchange (gain)/ loss	(2,125)	(553)	(528)	291
Non-cash stock-based compensation expense	167	316	658	684
Change in the fair value of derivative liabilities	4,591	—	5,849	—
Other one-time expense	310	—	310	—
Adjusted net loss	$(8,616)	$(1,836)	$(21,236)	$(6,876)

Non-GAAP adjusted net loss per basic and diluted share (a)	$(1.54)	$(0.34)	$(3.87)	$(1.28)